Vote-By-Phone Solicitation Script
                                   for
                              (Name of Fund)


This script provides information to the shareholder and solicits his/her vote by phone, to be confirmed by written confirmation.

Putnam: Good Morning/Afternoon/Evening. May I please speak with (name of shareholder)? I am representing Putnam
          Investments in Boston.

1. (If the shareholder HAS PREVIOUSLY VOTED BUT ABSTAINED on a proposal, ask the following question. If the shareholder did not vote at all, proceed to step 2 below.)

          We noted that you abstained on (describe proposal as described on proxy card). Do you have any questions regarding this proposal I can clarify for you?

          (If so, refer to script for questions regarding proposal in telephone script previously prepared and filed with the SEC.)

          Would your like to reconsider your vote?

          (If the shareholder wishes to reconsider the vote, proceed to step 3 below. If not, thank him for his time and terminate the call.)

2. (If the shareholder has not voted at all, refer to the telephone script previously prepared and filed with the SEC. Proceed to step 3 below.)

3.        Would you like to vote by phone?

          (If not, ask the shareholder if he would like another ballot, thank him for his time and terminate the call.)

          (If so, proceed as to A or B as follows:)

          A. (If the shareholder has previously been sent written vote-by-phone information that includes disclosure regarding the procedures, then make the following statement:)

               We previously sent you a mailgram describing our procedures for voting your proxy ballot by telephone. We are calling you today because we have not heard from you.

               (Proceed to C below.)

          B. (If the shareholder has not previously been sent written vote-by-phone information that includes the following disclosure, then thank the shareholder for his time and terminate the call.)

          C. (Read the proxy card and ask shareholder how he wishes to vote on each proposal that he would like to vote by phone.)

               Thank you. Do you wish to send the entire message?

               To repeat your instructions:

                    on item 1, you voted ---,
                    on item 2, you voted ---,
                    (etc.)
                    and you wish to send the entire message.

               Is this correct?

               Thank you. We will be sending you a written confirmation of your vote. Please call us if the information on the confirmation is incorrect.


scripz